UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
Amendment No. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
WEBMETHODS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	54-1807654

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3877 Fairfax Ridge Road, South Tower Fairfax, Virginia	22030

(Address of Principal Executive Offices)	(Zip Code)
     Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Preferred Stock Purchase Rights	Nasdaq Global Market
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: 000-33329
     Securities to be registered pursuant to Section 12(g) of the Act:
Not Applicable

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1. Description of Registrant’s Securities to be Registered.
On October 17, 2001, the Board of Directors (the “Board”) of webMethods, Inc. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share (the “Common Shares”) outstanding as of the close of business on October 18, 2001 (the “Record Date”) to the stockholders of record on that date. The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”), dated as of October 18, 2001, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”). Capitalized terms used and not defined herein have the meanings given to them in the Rights Agreement.
On April 4, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Software AG (“Parent”), and Wizard Acquisition, Inc., a Delaware corporation and wholly-owned indirect subsidiary of Parent (“Merger Subsidiary”), providing for, among other things, the merger of Merger Subsidiary with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement.
On April 4, 2007, prior to the execution of the Merger Agreement, the Board approved, and the Company entered into an Amendment (the “Amendment”) to the Rights Agreement. The Amendment, among other things, renders the Rights Agreement inapplicable to the merger, the Merger Agreement and the transactions contemplated thereby. In addition, the Amendment provides that neither Software AG, Merger Subsidiary nor any of their affiliates will become an “Acquiring Person” (as such term is defined in the Rights Agreement), none of a “Stock Acquisition Date”, a “Distribution Date”, or a “Section 13 Event” (each as defined in the Rights Agreement) shall occur, and that the “Rights” (as such term is defined in the Rights Agreement) will not separate from shares of Company common stock, in each case, by reason of the approval or execution of the Merger Agreement, the announcement or consummation of the Merger, the Merger Agreement or the transactions contemplated thereby.
The Amendment also provides that the Rights Agreement shall expire immediately prior to the Effective Time (as defined in the Merger Agreement) if the Rights Agreement has not otherwise terminated. If the Merger Agreement is terminated, the changes to the Rights Agreement pursuant to the Amendment will be of no further force and effect.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 4.2 hereto and is incorporated herein by reference.
As of March 30, 2007, there were 56,754,370 shares of the Company’s common stock issued and outstanding.

Item 2. Exhibits

EXHIBIT NO.	DESCRIPTION
3.1*	Fifth Amended and Restated Certificate of Incorporation of webMethods, Inc., as amended
3.2**	Second Amended and Restated Bylaws of webMethods, Inc.
4.1***	Rights Agreement, dated as of October 18, 2001, between webMethods, Inc. and American Stock Transfer & Trust Company, including the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, the Form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B, and C, respectively.
4.2#	Amendment to Rights Agreement, dated as of April 5, 2007, between webMethods, Inc. and American Stock Transfer & Trust Company.

*	incorporated by reference to webMethods’ Annual Report on Form 10-K for the year ended March 31, 2001 (File No. 001-15681)

**	incorporated by reference to webMethods’ Quarterly Report on Form 10-Q for the three months ended December 31, 2004 and incorporated herein by this reference

***	incorporated by reference to webMethods’ Registration Statement on Form 8-A (File No. 000-33329) and incorporated herein by this reference)

#	Filed herewith

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 5, 2007	WEBMETHODS, INC.
	By:	/s/ David Mitchell
David Mitchell
President and Chief Executive Officer

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION
3.1*	Fifth Amended and Restated Certificate of Incorporation of webMethods, Inc., as amended
3.2**	Second Amended and Restated Bylaws of webMethods, Inc.
4.1***	Rights Agreement, dated as of October 18, 2001, between webMethods, Inc. and American Stock Transfer & Trust Company, including the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, the Form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B, and C, respectively.
4.2#	Amendment to Rights Agreement, dated as of April 5, 2007, between webMethods, Inc. and American Stock Transfer & Trust Company.

*	incorporated by reference to webMethods’ Annual Report on Form 10-K for the year ended March 31, 2001 (File No. 001-15681)

**	incorporated by reference to webMethods’ Quarterly Report on Form 10-Q for the three months ended December 31, 2004 and incorporated herein by this reference

***	incorporated by reference to webMethods’ Registration Statement on Form 8-A (File No. 000-33329) and incorporated herein by this reference)

#	Filed herewith